Exhibit 10.1

From the Desk of Scott Mathis Direct: 212.739.7650 Fax: 212.655.0140 smathis@gauchoholdings.com

July 1, 2022

Nomis Bay, Ltd.

Wessex House 3rd Floor

45 Reid Street

Hamilton, HM 12

Bermuda

BPY Limited

Wessex House 3rd Floor

45 Reid Street

Hamilton, HM 12

Bermuda

Re:	Conversion Price Voluntary Adjustment Notice

Dear Sirs:

Reference is made to (a) that certain Securities Purchase Agreement dated as of November 3, 2021 (the “Purchase Agreement”) between the Company and the purchasers identified therein, which are the same as the three addressees listed above (collectively, the “Investors”), (b) that certain Amendment and Exchange Agreement dated as of February 22, 2022 between the Company and the Investors, (c) a series of senior secured convertible notes of the Company issued to the Investors (the “Notes”), (d) and the other transaction documents, as modified from time to time, referred to collectively, as the “Transaction Documents”. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement, or if not defined therein, in the Notes, or if not defined therein, in the applicable Transaction Document, in each case as of the date hereof.

This letter agreement (this “Letter Agreement”) confirms our recent discussions about, among other matters, certain modifications to the Senior Secured Convertible Notes.

1.	Pursuant to Section 7 (g) of the Notes, the Company hereby reduces the Conversion Price of the Notes to $0.30 for the Trading Days of July 5, 2022, through and inclusive of September 5, 2022. Any conversion which occurs shall be voluntary at the election of the Holder, which shall evidence its election as to the note being converted in writing on a conversion notice.

gaucho group holdings, Inc. group (nasdaq:vino)

112 NE 41st Street, Suite 106, Miami, FL 33137

(main) 212.739.7700 (fax) 212.655.0140 | www.gauchoholdings.com

2.	The Investors agree to waive the Amortization Redemption Amount due on the Amortization Date of July 7, 2022 and August 7, 2022 and the associated Amortization Redemption Notices due July 2, 2022 and August 2, 2022. Such Amortization Redemption Amounts will be due in full on the next scheduled Amortization Date.

3.	In connection with any conversion of the Note in accordance with this Conversion Agreement, the Investor and the Company agree that notwithstanding anything to the contrary in any of the Transaction Documents, including Section 12 of the Note, any conversion of amounts under the Note pursuant to this Letter Agreement shall be applied first to the Extended Payments and in the following order:

a.	Any accrued and unpaid Late Charges related to the Principal amount of the June 7 Amortization Redemption Amount converted; then to
b.	Any accrued and unpaid Interest (not including any Make-Whole Amount) related to the Principal amount of the June 7 Amortization Redemption Amount converted; then to
c.	The outstanding Principal amount of the June 7 Amortization Redemption Amount converted; then to
d.	Any Make-Whole Amount related to the Principal amount of the June 7 Amortization Redemption Amount converted; then to
e.	Any accrued and unpaid Late Charges related to the Principal amount of the July 7 Amortization Redemption Amount converted; then to
f.	Any accrued and unpaid Interest (not including any Make-Whole Amount) related to the Principal amount of the July 7 Amortization Redemption Amount converted; then to
g.	The outstanding Principal amount of the July 7 Amortization Redemption Amount converted; then to
h.	Any Make-Whole Amount related to the Principal amount of the July 7 Amortization Redemption Amount converted; then to
i.	Any accrued and unpaid Late Charges related to the Principal amount of the August 7 Amortization Redemption Amount converted; then to
j.	Any accrued and unpaid Interest (not including any Make-Whole Amount) related to the Principal amount of the August 7 Amortization Redemption Amount converted; then to
k.	The outstanding Principal amount of the August Amortization Redemption Amount converted; then to
l.	Any Make-Whole Amount related to the Principal amount of the August 7 Amortization Redemption Amount converted.

This Letter Agreement is a Transaction Document and is limited as written. As of the date first written above, each reference in the Purchase Agreement or any other applicable Transaction Document to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Transaction Documents to such Purchase Agreement or other Transaction Documents (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the Purchase Agreement as modified thereby, and this Letter Agreement and the Purchase Agreement shall be read together and construed as a single agreement. The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any Transaction Document or (B) commit or otherwise obligate any Purchaser to enter into or consider entering into any other amendment, waiver or modification of any Transaction Document.

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All communications and notices hereunder shall be given as provided in the Transaction Documents. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of New York, (b) is for the exclusive benefit of the parties hereto and the other Purchasers and beneficiaries of the Purchaser Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Transaction Documents (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Transaction Documents. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

This Letter Agreement is expressly conditioned on the following conditions precedent:

(1)	The Company’s Board of Directors shall have approved this Letter Agreement and all undertakings thereto in all respects and shall provide written evidence of the same to the Investors by July 1, 2022: and

(2)	The Company shall have verified and confirmed with its transfer agent that there are no impediments to the issuance of shares as a result of this Letter Agreement.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

[Signatures follow on next page]

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Very truly yours,

GAUCHO GROUP HOLDINGS, INC.

By:	/s/ Scott L. Mathis
Scott L Mathis
President & Chief Executive Officer

AGREED AND ACCEPTED:

3i, LP

By:
Name:
Title:

Nomis Bay, Ltd.

By:
Name:
Title:

BPY Limited

By:
Name:
Title:

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